Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Gateway Financial Holdings, Inc., and to the incorporation by reference therein of our reports dated March 10, 2008, with respect to the consolidated financial statements of Gateway Financial Holdings, Inc. and subsidiary, and the effectiveness of internal control over financial reporting of Gateway Financial Holdings, Inc. and subsidiary, for the year ended December 31, 2007 included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/
Dixon Hughes PLLC
Dixon Hughes PLLC
Greenville, North Carolina

July 16, 2008